Exhibit 10.1

CUSHMAN & WAKEFIELD GLOBAL, INC.

AMENDED & RESTATED

EXECUTIVE EMPLOYEE SEVERANCE PAY PLAN

& SUMMARY PLAN DESCRIPTION

February 24, 2022

CUSHMAN & WAKEFIELD GLOBAL, INC.

AMENDED & RESTATED EXECUTIVE EMPLOYEE SEVERANCE PAY PLAN

& SUMMARY PLAN DESCRIPTION

ARTICLE 1

Introduction

Cushman & Wakefield Global, Inc., a Delaware corporation (the “Company”), hereby establishes this Cushman & Wakefield Global, Inc. Amended & Restated Executive Employee Severance Pay Plan (the “Plan”), effective February 24, 2022 (the “Effective Date”), to provide severance benefits to certain Executive Employees of the Company and its participating affiliates who suffer a loss of employment under the terms and conditions set forth in the Plan. The Plan replaces and supersedes any and all severance plans, policies and/or practices of the Company and its participating affiliates in effect for covered Executive Employees prior to the Effective Date including without limitation the Cushman & Wakefield, Inc. Executive Employee Severance Plan Dated June 3, 2017 (the “Prior Plan”); provided that individuals who incurred a Termination of Employment on or before the Effective Date shall continue to be covered by the terms of the Prior Plan and shall not be eligible to receive payments or benefits under the Plan. The Plan is intended to, and shall be interpreted in all respects to, come within the definition of an “employee welfare benefit plan” under Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as “involuntary severance.” This document constitutes both the Plan document and the Summary Plan Description. Except as otherwise provided in Section 6.01, the Company reserves the right, in its sole and absolute discretion, to terminate, amend or modify the Plan, in whole or in part, at any time and for any reason and to eliminate or reduce benefits. All benefits under the Plan shall be paid solely from the general assets of the Company.

ARTICLE 2

Definitions and Interpretations

2.01 Administrator shall mean the person or persons appointed by the Global Chief People Officer to administer the Plan pursuant to Article 5.

2.02 Base Salary shall mean the Executive Employee’s base rate of pay at the time of Termination of Employment, excluding bonuses, overtime pay, premium or differential pay, commissions, perquisites, non-cash compensation, incentive compensation, or any other additional compensation. However, Base Salary shall not be reduced by any voluntary salary reduction contributions made on an Executive Employee’s behalf to any deferred compensation or benefit plan of the Employer.

2.03 Board of Directors shall mean the Board of Directors of C&W.

2.04 Bonus shall mean the target annual bonus incentive, if any, that the Executive Employee would otherwise have been eligible to earn for the calendar year in which the Executive Employee’s Termination of Employment occurs under the Company’s Annual Incentive Plan, determined based upon the achievement of any applicable performance metrics at target levels of performance.

2.05 Bonus Severance Multiple shall mean 1.0 for all Executive Employees.

2.06 C&W shall mean Cushman & Wakefield plc, a public limited company incorporated under the law of England and Wales, whose registration number is 11414195 (and any successor thereto).

2.07 Cause shall mean: (a) the Participant’s dishonesty, fraud, or misrepresentation to the Company (including in each instance used in this definition any subsidiary) or any third party; (b) violation of (or refusal to comply with) the terms of the Participant’s offer letter or service agreement with the Company, the agreements governing the Participant’s equity awards (if any), any material instructions from management, or the policies, rules or regulations of the Company applicable to the Participant, as may be amended from time to time; or (c) any indictment of, or plea of guilty or no contest by, the Participant to a felony or any crime involving moral turpitude.

2.08 Change in Control shall mean (i) any one Person, or more than one Person acting as a group (as defined under Treasury Regulation § 1.409A-3(i)(5)(v)(B)), other than C&W, the Consortium or any employee benefit plan sponsored by C&W, acquires ownership of shares of C&W that, together with shares held by such Person or group, constitutes more than 50 percent of the total fair market value or total Voting Power of the shares of C&W; (ii) any one Person, or more than one Person acting as a group (as defined under Treasury Regulation § 1.409A-3(i)(5)(v)(B)) other than C&W, the Consortium or any employee benefit plan sponsored by C&W acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) ownership of shares of C&W possessing 30 percent or more of the total Voting Power of the shares of C&W; (iii) a majority of members of the Board of Directors is replaced during any 36-month period by directors whose appointment or election is (x) not endorsed by a majority of the members of the Board of Directors before the date of each appointment or election or (y) approved in connection with any actual or threatened contest for election to positions on the Board of Directors; (iv) any one Person, or more than one Person acting as a group (as defined in Treasury Regulation § 1.409A-3(i)(5)(v)(B)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions; or (v) the consummation of a merger, consolidation, reorganization or similar transaction with or into C&W or in which securities of C&W are issued, as a result of which the holders of Voting Securities of C&W immediately before such event own, directly or indirectly, immediately after such event less than 50% of the combined Voting Power of the outstanding Voting Securities of the parent corporation resulting from, or issuing its Voting Securities as part of, such event. For purposes of subsection (iv), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Notwithstanding the foregoing, an event described herein shall be considered a “Change in Control” for distribution or payment purposes only if it constitutes a “change in control event” under Section 409A of the Code, to the extent necessary to avoid adverse tax consequences thereunder.

2.09 Change in Control Severance Multiple shall mean 2.0 for all Executive Employees.

2.10 Company, except as used in Section 2.07, shall mean Cushman & Wakefield Global, Inc. and its subsidiaries, as well as any predecessor entities thereof.

2.11 Consortium shall mean, collectively or individually as the context requires, TPG Asia VI SF Pte. Ltd, PAGAC Drone Holding I LP, and 2339532 Ontario Ltd and/or their respective Affiliates for so long as such Person is subject to any orderly market sell-down provision, or any other trading restriction, contained in the Coordination Agreement (as defined in the GenPar LPA) and provided such Person has agreed to be bound by, and adhere to, the governance arrangements of the Partnership or, if applicable, the IPO Company (each as defined in the GenPar LPA) contemplated by the Coordination Agreement.

2.12 Effective Date shall mean February 24, 2022.

2.13 Employer shall mean the Company and each of its majority owned subsidiaries specified as a participating company by the Administrator.

2.14 Executive Employee shall mean an individual who is a member of C&W’s global leadership team and designated as an Executive Employee by the Administrator.

2.15 GenPar LPA shall mean the First Amended and Restated Limited Liability Partnership Agreement of DTZ Investment Holdings GenPar LLP, as such may be amended from time to time in accordance with its terms.

2.16 Good Reason Resignation shall mean the termination by an Executive Employee of the Executive Employee’s employment relationship with all Employers on or within the two-year period following the effective date of a Change in Control due to the occurrence of one or more of the following actions on or following the Change in Control:

(a)

a material diminution in the Executive Employee’s Base Salary or Bonus opportunity, in each case, as in effect immediately prior to the Change in Control, except in connection with any broad-based reduction to base salaries and/or annual bonus opportunities that affects all similarly situated employees of the Employer;

(b)	a material diminution in the Executive Employee’s authority, duties, or responsibilities as in effect immediately prior to the Change in Control; or

(c)	a material breach by the Employer of any written employment agreement or offer letter between the Employer and the Executive Employee.

Notwithstanding the foregoing, any assertion by an Executive Employee of a Good Reason Resignation shall not be effective unless all of the following conditions are satisfied: (i) the condition described in Section 2.15(a), (b) or (c) giving rise to the Executive Employee’s Good Reason Resignation must have arisen without the Executive Employee’s consent; (ii) the Executive Employee must provide written notice to the Employer of such condition within forty-five (45) days of the later of the initial existence of the condition or when the Executive Employee first learns of the existence of the condition (provided that such notice, if provided within forty-five (45) days of when the Executive Employee first learns of the existence of the condition, must in all circumstances be provided no later than ninety (90) days after the initial existence of the condition); (iii) the condition specified in such notice must remain uncorrected by the Employer for thirty (30) days after receipt of such notice by the Employer; and (iv) the effective date of the Executive Employee’s Good Reason Resignation must occur within ninety (90) days after the initial existence of the condition specified in such notice or when the Executive Employee first learns of the existence of the condition.

2.17 Involuntary Termination shall mean the termination by an Employer of an Executive Employee’s employment relationship with all Employers (including after a Change in Control). Notwithstanding the preceding paragraph, an Involuntary Termination shall not include a discharge or other separation of employment under any of the following circumstances:

(a)	termination for Cause;

(b)	an Executive Employee’s retirement or voluntary resignation;

(c)	death or disability of the Executive Employee;

(d)

the business or a portion of the business of an Employer, including in a transaction constituting a Change in Control, is (1) sold in whole or in part to another corporation or company, whether by sale of stock or assets, (2) merged or consolidated with another corporation or company or is part of a similar corporate transaction, or (3) outsourced to another corporation or company, and the Executive Employee is offered employment with the purchaser or surviving business or the corporation or company to which the business is outsourced (whether or not he or she accepts any such position with the purchaser, surviving business or other company). In the event of such a sale or outsourcing, the Executive Employee also shall not incur an Involuntary Termination if the Executive Employee does not participate in good faith in the hiring process of the purchaser or surviving business or the other corporation or company to which the business is outsourced; or

(e)

the Executive Employee (1) is offered employment by any Employer or affiliate of any Employer (whether or not the Executive Employee accepts such position), or (2) transfers to any position with any Employer.

If an Executive Employee is terminated from employment and it is subsequently determined that, by virtue of conduct or circumstances arising either before or after the termination, the Executive Employee or former Executive Employee engaged in what would have constituted Cause, the termination will be deemed to have been as a result of Cause, and the individual will be ineligible for any further payments and benefits under the Plan. In such circumstances, in the event that Plan payments or benefits have already been paid or provided by the Employer, the Employer shall be entitled to recover any such payments or benefits. The determination as to whether a discharge or other separation from service is for Cause or is otherwise described in this Section 2.16 will be made by the Administrator, in its sole and absolute discretion, and such determination shall be final and binding on all affected Executive Employees. An Executive Employee’s Involuntary Termination shall be deemed to occur on the last day of his or her employment with the Employer.

2.18 Participant shall mean an Executive Employee who meets the requirements for eligibility under the Plan, as set forth in Article 3 of the Plan. An individual shall cease being a Participant once all payments and benefits due to such individual under the Plan have been paid or provided.

2.19 Person shall mean a “person” as such term is used in Section 13(d) and 14(d) of the Exchange Act, including any “group” within the meaning of Section 13(d)(3) under the Exchange Act.

2.20 Salary Severance Multiple shall mean (i) 1.5 for an Executive Employee who is the Chief Executive Officer and (ii) 1.0 for all other Executive Employees.

2.21 Severance Pay shall have the meaning given to such term as set forth in Section 4.01.

2.22 Severance Period shall mean a number of months equal to (i) (A) 12 multiplied by (B) the Salary Severance Multiple, if the Participant becomes entitled to receive Severance Pay pursuant to Section 4.01(a) of the Plan, and (ii) 24, if the Participant becomes entitled to receive Severance Pay pursuant to Section 4.01(b) of the Plan.

2.23 Subsidized Benefit Payment shall mean an amount equal to the Employer’s predetermined cost of coverage applicable to a Participant under the Company’s eligible group medical, dental and vision insurance plans during the Severance Period, as determined by the Administrator in its sole discretion, less any applicable tax or other withholding required by law and any statutory benefit entitlements provided under applicable local law.

2.24 Termination Date shall mean the date specified by the Employer in a notice of termination to an Executive Employee as the effective date of such Executive Employee’s Termination of Employment with such Employer. Notwithstanding the foregoing, with respect to any eligible Executive Employee, the Employer reserves the right, in its sole and absolute discretion, to change a previously designated Termination Date.

2.25 Termination of Employment shall mean the cessation of the Participant’s employment with the Employer for any reason whatsoever, whether voluntary or involuntary, including as a result of the Executive Employee’s retirement, death, or disability.

2.26 Voting Power shall mean the number of votes available to be cast (determined by reference to the maximum number of votes entitled to be cast by the holders of Voting Securities upon any matter submitted to shareholders where the holders of all Voting Securities vote together as a single class) by the holders of Voting Securities.

2.27 Voting Securities shall mean any securities or other ownership interests of an entity entitled, or which may be entitled, to vote on the election of directors, or securities or other ownership interests which are convertible into, or exercisable in exchange for, such Voting Securities, whether or not subject to the passage of time or any contingency.

ARTICLE 3

Eligibility for Benefits

3.01 Eligibility for Benefits. An Executive Employee shall be eligible for severance benefits under the Plan only if the Executive Employee is notified of his or her Involuntary Termination, to be effective as of his or her Termination Date; remains in the continuous employ of an Employer until his or her Termination Date; and experiences an Involuntary Termination.

To be eligible to receive the payments and benefits set forth in Section 4.01 through Section 4.04 of this Plan, an Executive Employee must timely execute, and not revoke, a general release of claims in a form provided by the Company, in its sole and absolute discretion, under which, among other things, the Executive Employee will release and discharge all Employers and related entities (as well as any third party for whom the Executive Employee provides services on the Employer’s behalf) from all claims and liabilities relating to the Executive Employee’s employment with the Employer and/or the termination of the Executive Employee’s employment, including without limitation, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, where applicable, the California Fair Employment and Housing Act, the California Labor Code sections 200 et seq., 510 et seq., and 970 et seq., defamation provisions of California Civil Code section 44 et seq., the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act (Whistleblowing Law), and the New York State and City Human Rights Laws (and similar laws of any other state). The general release of claims shall be provided to the Executive Employee on or before the Executive Employee’s Termination Date and the executed general release of claims agreement must be returned to the Administrator before the expiration of the time period specified therein. The general release of claims will not waive or release claims the Executive Employee may have (a) arising after the execution date of the general release of claims, (b) that by law may not be released by private settlement, (c) for Worker’s Compensation benefits for job-related illness or injury, (d) for unemployment compensation, (e) against Employer insurers pursuant to any life, health, or disability insurance policy the Executive Employee has or had through the Employer, or (f) under COBRA (as defined below). Further, nothing in the general release of claims will preclude the Executive Employee from filing a lawsuit for the exclusive purpose of enforcing rights under the general release of claims.

If the Participant executes and delivers to the Administrator, without revocation, such release within twenty-one (21) or forty-five (45) days, as applicable, following his or her Termination of Employment, provided that this does not affect any right to file an administrative charge with the Equal Employment Opportunity Commission or cooperate with such organization, receipt of benefit under this Plan shall not affect an Executive Employee’s right to any bonus, incentive pay or pension benefit to which he or she would otherwise be entitled under the terms of the respective plans governing those programs on account of service with the Employer prior to the Termination of Employment. The Participant may not execute the release prior to the Participant’s Termination Date.

ARTICLE 4

Benefits Payable from the Plan

4.01 Severance Pay. Participants shall be entitled to receive “Severance Pay” from the Plan based on the formulas set forth below, as applicable:

(a)	Cash Severance. Except as otherwise set forth in Section 4.01(b), upon an Involuntary Termination, Participants shall be eligible to receive an amount, less any applicable taxes, equal to the sum of:

(i)	the Salary Severance Multiple multiplied by such Participant’s Base Salary, plus

(ii)	the Bonus Severance Multiple multiplied by such Participant’s Bonus.

(b)

Change in Control Cash Severance. Upon an Involuntary Termination or a Good Reason Resignation that occurs, in either case, on or within the two-year period following the effective date of a Change in Control, instead of the payments and benefits set forth in Section 4.01(a), Participants shall be eligible to receive an amount, less any applicable taxes, equal to the sum of:

(i)	the Change in Control Severance Multiple multiplied by such Participant’s Base Salary, plus

(ii)	the Change in Control Severance Multiple multiplied by such Participant’s Bonus.

(c)

Upon an Involuntary Termination or a Good Reason Resignation, if a Participant is eligible to receive a bonus under the Company’s Annual Incentive Plan, then the Participant shall be eligible to receive a discretionary pro-rated bonus for the applicable bonus year, as determined in the complete and sole discretion of the Administrator, based on (i) the performance of the Company, (ii) the performance of the Participant, and (iii) taking into account the Participant’s period of service in the applicable bonus year. Any amount payable to a Participant under this Section 4.01(c) shall be paid to the Participant at the same time as bonuses are paid under the Company’s Annual Incentive Plan to other similarly situated employees.

4.02 Continued Benefits. Upon an Involuntary Termination or a Good Reason Resignation, the Participant shall be entitled to elect to continue health coverage under the Employer’s group medical, dental, vision insurance plans in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) (or applicable local law with respect to any Participant who is not a resident of the United States as of the Participant’s Termination of Employment), so long as the Participant remains eligible for such coverage under the terms of the applicable plans. The Employer shall provide to the Participant an amount equal to the Subsidized Benefit Payment for the duration of the Severance Period, less applicable taxes, in relation to the eligible group medical and dental insurance coverage elected by a Participant (and his or her covered eligible dependents) in effect on the date of a Participant’s Termination of Employment.

A detailed explanation of continuation and duration of benefits rights is available from, and will be provided to the Participant by, the Administrator.

4.03 Outplacement Benefits. Upon an Involuntary Termination or a Good Reason Resignation, the Participant shall be entitled to reimbursement, within thirty (30) days of the Employer’s receipt of a detailed invoice and up to a maximum cumulative amount of $25,000, for the reasonable fees of no more than one outplacement or similar service provider engaged by such Participant to assist in finding employment opportunities for such Participant during the one (1)-year period following the Participant’s Termination Date.

4.04 Treatment of Outstanding Equity Awards. With respect to any equity awards of C&W held by the Participant that were granted on or after the Effective Date and that remain outstanding and unvested as of the Participant’s Termination Date (an “Equity Award”), such Equity Awards shall be treated in accordance with this Section 4.04, to the extent that a Participant is not party to an employment agreement that provides for different equity treatment upon the applicable Termination of Employment, in which case such agreement shall control.

(a)	Involuntary Termination. Except as set forth in Section 4.04(b), upon an Involuntary Termination:

(i)

Time-Vested RSUs. Each Equity Award (or portion thereof) that is a restricted stock unit subject solely to time-based vesting conditions (“Time-Vested RSUs”) shall accelerate and vest as of the Termination Date with respect to a number of Time-Vested RSUs determined by the following formula (rounded to the nearest whole number):

(A x (B ÷ C)) - D, where

A = the number of Time-Vested RSUs granted to the Participant,

B = the number of completed months Participant has remained continuously employed by or has continuously provided services to an Employer during the period commencing on the grant date of the Time-Vested RSUs and ending on the Participant’s Termination Date,

C = the total number of months in the full time-vesting period applicable to the Time-Vested RSUs, and

D = the number of Time-Vested RSUs that have previously vested in accordance with their terms as of the Termination Date and not as a result of this Section 4.04(a)(i).

(ii)

Performance-Vested RSUs. Each Equity Award (or portion thereof) that is a restricted stock unit subject to performance-based vesting conditions (“Performance-Vested RSUs”) shall accelerate and vest as of the Termination Date with respect to a number of Performance-Vested RSUs determined by the following formula (rounded to the nearest whole number):

((A x (B ÷ C)) - D) x E, where

A = the number of Performance-Vested RSUs granted to the Participant,

B = the number of completed months the Participant has remained continuously employed by or has continuously provided services to an Employer during the period commencing on the first day of the performance period applicable to the Performance-Vested RSUs and ending on the Participant’s Termination Date,

C = the total number of months in the performance period applicable to the Performance-Vested RSUs,

D = the number of Performance-Vested RSUs that have previously vested in accordance with their terms as of the Termination Date and not as a result of this Section 4.04(a)(ii), and

E = the average achievement percentage of the applicable performance metric, based on C&W’s actual performance for any completed calendar years in the performance period. If no calendar year in the performance period has been completed as of the Participant’s Termination Date, then the average achievement percentage of the applicable performance metric shall be based on C&W’s target level of performance.

The number of restricted stock units that shall vest in accordance with this Section 4.04(a) shall be determined on a grant by grant basis.

(b)

Involuntary Termination or Good Reason Resignation Following a Change in Control. Notwithstanding anything to the contrary in the relevant award agreement governing the Participant’s Equity Award, in the event of a Change in Control in which the acquirer has assumed the Equity Awards, then upon an Involuntary Termination or a Good Reason Resignation that occurs, in either case, on or within the two (2)-year period following the effective date of such Change in Control, instead of the treatment set forth in Section 4.04(a) above, each unvested Equity Award shall immediately become fully vested upon such Termination of Employment, and any restrictions applicable to the Equity Award shall lapse as of the Participant’s Termination Date with any outstanding performance conditions applicable to the Equity Award deemed achieved as of the Termination Date, assuming all performance criteria and other conditions to payment of such Equity Awards are achieved at (i) actual performance levels for any completed calendar years in the performance period as of the Termination Date and (ii) target performance levels for any incomplete calendar years in the performance period as of the Termination Date.

4.05 Offset of Other Severance Benefits. If a Participant is eligible to receive benefits under this Plan, such Participant shall not be entitled to receive any other severance, separation, notice or termination payments on account of his or her employment with any Employer under any other plan, policy, program or agreement. If, for any reason, a Participant becomes entitled to or receives any other severance, separation, notice or termination payments on account of his or her employment or Termination of Employment with any Employer, including, for example, any payments required to be paid to the Participant under any federal, state, or local law (including, without limitation, the Worker Adjustment and Retraining Notification Act) or pursuant to any agreement (except unemployment benefits payable in accordance with state law and payment for accrued but unused vacation), his or her severance under the Plan may be reduced by the amount of such other payments paid or payable, subject to compliance with Code Section 409A and all applicable laws. An Executive Employee must notify the Administrator if he or she receives or is claiming to be entitled to receive any such payment(s). With respect to any Executive Employee who becomes eligible to receive benefits under this Plan and who is not a resident of the United States as of the Executive Employee’s Termination of Employment with any Employer, this Plan will be administered in good faith in compliance with applicable local law. If a foreign Executive

Employee is entitled to receive benefits under local law that are greater than or equal to the benefits that such foreign Executive Employee would otherwise be entitled to receive under this Plan, then the Executive Employee (receiving such benefits under local law) shall not be entitled to receive any benefits under this Plan. If a foreign Executive Employee is entitled to receive benefits under local law that are less than the benefits that such foreign Executive Employee would otherwise be entitled to receive under this Plan, then the Executive Employee shall be entitled to receive under this Plan the amount of benefits that such Participant is entitled to receive under this Plan less any benefits such Participant receives under local law.

4.06 Cessation or Repayment of Severance Benefits. If a Participant received benefits under this Agreement and such Participant is re-hired by any Employer during the Severance Period, the Executive Employee may be required to repay to the Company any amount received as of such re-hiring that is in excess of the pro-rata portion of such benefits that would have been due over the Severance Period in the discretion of the Administrator.

4.07 Withholding. The severance payments and benefits provided to a Participant pursuant to this Plan shall be subject to federal, state, and local income and Social Security tax withholdings and any other withholdings mandated by law.

4.08 Payment of Benefits. Except as otherwise provided, and subject to the conditions set forth in Section 3.01, Severance Pay and the Subsidized Benefit Payment shall be paid in substantially equal installments over the Severance Period (which shall be deemed to commence on the Participant’s Termination Date) in accordance with the Company’s normal payroll practices; provided, that payments shall commence in the first payroll period commencing after the applicable period in which to execute the release has lapsed plus an additional seven (7) days, at which time any payments that would have been made in such period shall be paid on the next occurring payroll date. Notwithstanding the foregoing, severance benefits which are exempt from the application of Code Section 409A (for example, as “short term deferrals” or “involuntary severance”) may be accelerated following a Termination of Employment, in the complete and sole discretion of the Employer. If the Participant does not execute the release within twenty-one (21) or forty-five (45) days, as applicable, following his or her Termination of Employment, all payments under Article 4 that would have been paid shall be forfeited. In the event that a Participant dies before receiving all of the payments due to the Participant under the Plan, any remaining amounts shall be paid to the appointed administrator, executor, or personal representative of the Participant’s estate.

4.09 Parachute Payment Limitation. Notwithstanding any provision of the Plan to the contrary, if a Participant is a “disqualified individual” (as defined in Section 280G of the Code and the rules and regulations promulgated thereunder (collectively, “Section 280G”)), and the severance payments or benefits provided pursuant to the Plan, together with any other payments or benefits that the Participant is entitled to receive or retain, would constitute a “parachute payment” (as defined in Section 280G), the severance payments and benefits provided hereunder that constitute a “parachute payment” and are exempt from the requirements of Section 409A of the Code shall be either (a) reduced (but not below zero) so that the aggregate present value of such payments and benefits received by the Participant from the Employer (or its affiliates) will be one dollar ($1.00) less than three times the Participant’s “base amount” (as defined in Section 280G) and so that no portion of such payments and benefits received by the Participant shall be subject to the excise tax imposed by Section 4999 of the Code, or (b) paid in full, whichever produces the better net after-tax result for the Participant (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The determinations as to the payments and benefits to be reduced and the amount of such reduction shall be made by the Employer in good faith, and such determinations shall be conclusive and binding on the Participant. If a reduced payment or benefit is made and through error or otherwise that payment, when aggregated with other payments and benefits from the Employer (or its affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times the Participant’s “base amount,” the Participant shall immediately repay such excess to the Employer (or its applicable affiliate) upon notification that an overpayment has been made. Nothing in this Section 4.09 shall require the Company, C&W or any of their respective affiliates to be responsible for, or have any liability or obligation with respect to, any Participant’s excise tax liabilities under Section 4999 of the Code, and any Participant that becomes subject to such excise tax liabilities shall be solely responsible for such liabilities.

ARTICLE 5

Administration

5.01 Administration. The Plan shall be administered by the Administrator appointed by the Global Chief People Officer, which shall have the exclusive right and full discretion: (a) to interpret the Plan; (b) to decide any and all matters arising hereunder (including the right to remedy possible ambiguities, inconsistencies, or admissions); (c) to make, amend, and rescind such rules as it deems necessary for the proper administration of the Plan; and (d) to make all other determinations necessary or advisable for the administration of the Plan, including determinations regarding eligibility for benefits payable under the Plan. The Administrator is the “named fiduciary” for purposes of Section 402(a)(2) of ERISA. All interpretations of the Administrator with respect to any matter hereunder shall be final, conclusive, and binding on all persons affected thereby. No member of the Administrator shall be liable for any determination, whenever possible, to be in conformity with the requirements of ERISA, or any subsequent laws decision, or action made in good faith with respect to the Plan. The Company will indemnify and hold harmless the members of the Administrator from and against any and all liabilities, costs, and expenses incurred by such persons as a result of any act, or omission, in connection with the performance of such persons’ duties, responsibilities, and obligations under the Plan, other than such liabilities, costs, and expenses as may result from the bad faith, willful misconduct, or criminal acts of such persons.

ARTICLE 6

Miscellaneous Provisions

6.01 Amendment and Termination. Except in contemplation of a Change in Control or within twenty-four (24) months after a Change in Control, the Company reserves the right, in its sole and absolute discretion, to terminate, amend, or modify the Plan, in whole or in part, at any time and for any reason, by direction of the Compensation Committee of the Board of Directors. In such case, the Administrator shall have the complete discretion to terminate, modify or reduce Plan benefits but shall only increase Plan benefits with approval of the Compensation Committee. If the Plan is terminated, amended, or modified, an Executive Employee’s right to participate in, or to receive benefits under, the Plan may be changed; provided, however, that severance payable (or which becomes payable) to a Participant who has incurred a Termination of Employment prior to such termination, amendment, or modification of the Plan, shall not be affected by the termination, amendment, or modification. Subject to compliance with Code Section 409A, in contemplation of or within twenty-four (24) months following a Change in Control, the Company shall not amend or modify the Plan unless such amendment or modification would result in more favorable treatment to the Executive Employees who become Participants in such period. The Company may at any time accelerate distributions of benefits under the Plan under any circumstance specifically authorized under Code Section 409A and applicable authorities. Acceleration in compliance with Code Section 409A shall be considered more favorable treatment to Participants. Neither the Company nor the Administrator shall amend or terminate the Plan in a manner that violates the provisions of Code Section 409A. Unless otherwise specified by the Company in an amendment, amendments made by the Company will apply to all Employers.

6.02 No Additional Rights Created. Neither the establishment of this Plan, nor any modification thereof, nor the payment of any benefits hereunder, shall be construed as giving to any Participant, employee, or other person any legal or equitable right against any Employer or any officer, director or employee thereof; and in no event shall the terms and conditions of employment by an Employer of any Executive Employee be modified or in any way affected by this Plan.

6.03 Records. The records of the Employer with respect to service time, employment history, Base Salary, absences, and all other relevant matters shall be conclusive for all purposes of this Plan.

6.04 Construction. The respective terms and provisions of the Plan shall be construed, whenever possible, to be in conformity with the requirement of ERISA, or any subsequent laws or amendments thereto. To the extent not in conflict with the preceding sentence or another provision in the Plan, the construction and administration of the Plan shall be in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York (without reference to its conflicts of law provisions).

6.05 Severability. Should any provisions of the Plan be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions of the Plan unless such determination shall render impossible or impracticable the functioning of the Plan, and in such case, an appropriate provision or provisions shall be adopted so that the Plan may continue to function properly.

6.06 Incompetency. In the event that the Administrator finds that a Participant is unable to care for his or her affairs because of illness or accident, then benefits payable hereunder, unless claim has been made therefor by a duly appointed guardian, committee, or other legal representative, may be paid in such manner as the Administrator shall determine, and the application thereof shall be a complete discharge of all liability for any payments or benefits to which such Participant was or would have been otherwise entitled under this Plan.

6.07 Payments to a Minor. Any payments to a minor from this Plan may be paid by the Administrator in its sole and absolute discretion: (a) directly to such minor; (b) to the legal or natural guardian of such minor; or (c) to any other person, whether or not appointed guardian of the minor, who shall have the care and custody of such minor. The receipt by such individual shall be a complete discharge of all liability under the Plan therefor.

6.08 Plan Not a Contract of Employment. Nothing contained in this Plan shall be held or construed to create any liability upon any Employer to retain any Executive Employee in its service. All Executive Employees shall remain subject to discharge or discipline to the same extent as if the Plan had not been put into effect.

6.09 Unfunded. The benefits payable under this Plan shall be paid out of the general assets of the applicable Employer. To the extent that any person acquires a right to receive payments under this Plan, such right shall not be secured by any other assets of any Employer and such person shall be no more than unsecured general creditor of the Company with no special or prior right to any assets of the Company for payment of any obligations hereunder.

6.10 Nontransferability. The benefits provided under the Plan may not be alienated, assigned, transferred, pledged, or hypothecated by any person, at any time, or to any person whatsoever. Those benefits shall be exempt from the claims of creditors or other claimants of the Participant and from all orders, decrees, levies, garnishment, or executions to the fullest extent allowed by law.

6.11 Governing Law. The Plan is covered by Title I of ERISA as a “welfare benefit plan.” In the event any provision of, or legal issue relating to, this Plan is not fully preempted by ERISA, such issue or provision shall be governed by the laws of the State of New York applicable to contracts made and to be performed within the State of New York (without reference to its conflicts of law provisions).

6.12 Tax Matters. The Company shall be entitled to withhold or cause to be withheld from amounts to be paid under this Plan to an eligible Executive Employee any federal, state, or local withholding or other taxes or amounts that it is from time to time required to withhold. The Plan and the payments and benefits hereunder are intended to be exempt from, or otherwise comply with, Section 409A of the Code and the rules and regulations promulgated thereunder (collectively, “Section 409A”), to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Plan shall be interpreted and administered to be in compliance therewith or exempt therefrom. Notwithstanding anything herein to the contrary: (i) if at the time of an Executive Employee’s Termination of Employment with the Company, such Executive Employee is a “specified employee” as defined in Section 409A and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such Termination of Employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to such Executive Employee who becomes a Participant) until the date that is six (6) months following the Participant’s Termination of Employment with the Company (or the earliest date as is permitted under Section 409A); (ii) if any other payments of money or other benefits due to such Participant hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner determined by the Company that does not cause such an accelerated or additional tax; (iii) to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, a Participant shall not be considered to have terminated employment with the Company for purposes of this Plan and no payment shall be due to such Participant under this Plan until the Participant would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A; and (iv) each amount to be paid or benefit to be provided to a Participant pursuant to this Plan, which constitute deferred compensation subject to Section 409A, shall be construed as a separate identified payment for purposes of Section 409A. To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to a Participant under this Agreement shall be paid to the Participant on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to the Participant) during any one year may not affect amounts reimbursable or provided in any subsequent year. Neither the Company nor any of its employees or representatives shall have any liability to a Participant with respect to Section 409A. Whenever a payment under this Plan specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

ARTICLE 7

Additional Information Employees

Need to Know About the Plan

7.01 Plan and Summary Plan Description. This document is both the Plan and Summary Plan Description and shall be distributed to all Participants in this form. This Article includes additional information about your rights under ERISA which are required to be included in a Summary Plan Description.

7.02 Notice of Right to Claim Benefits. The Administrator is the “named fiduciary” and will notify you of a right to claim benefits under the Plan, will make forms available for filing of such claims, and will provide the name of the person or persons with whom such claim should be filed. You will find contact information for the Administrator at the end of this Article in Section 7.06. Service of legal process may be made upon the Administrator.

7.03 Claims Procedures. The Administrator shall act upon claims initially made and then communicate a decision to the claimant promptly and, in any event, not later than ninety (90) days after the date of the claim. The claim may be deemed by the claimant to have been denied for purposes of further review described below in the event a decision is not furnished to the claimant within such ninety (90)-day period. If additional information is necessary to make a determination on a claim, the claimant shall be advised of the need for such additional information within forty-five (45) days after the date of the claim. The claimant shall have up to one hundred eighty (180) days to supplement the claim information, and the claimant shall be advised of the decision on the claim within forty-five (45) days after the earlier of the date the supplemental information is supplied or the end of the one hundred eighty (180)-day period. Every claim for benefits which is denied shall be denied by written notice setting forth in a manner calculated to be understood by the claimant: (a) the specific reason or reasons for the denial; (b) specific reference to any provisions of the Plan (including any internal rules, guidelines, protocols, criteria, etc.) on which the denial is based; (c) description of any additional material or information that is necessary to process the claim; and (d) an explanation of the procedure for further reviewing the denial of the claim (including applicable time limits and a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse decision on review).

7.04 Review Procedures. The Administrator shall establish procedures for review of claim denials, such review to be undertaken by the Administrator. The review given after denial of any claim shall be a full and fair review, with the claimant or his or her duly authorized representative having a right to know why this was done and to obtain copies of documents relating to such decision. If your claim for a welfare benefit is denied or ignored, in whole or in part, you having one hundred eighty (180) days after receipt of denial of your claim to request such review, having the right to review all pertinent documents and the right to submit issues and comments in writing. The Administrator shall establish a procedure for issuance of a decision by the Administrator not later than sixty (60) days after receipt of a request for review from a claimant unless special circumstances, such as the need to hold a hearing, require a longer period of time, in which case a decision shall be rendered as soon as possible but not later than one hundred twenty (120) days after receipt of the claimant’s request for review. The decision on review shall be in writing and shall include specific reasons for the decision written in a manner calculated to be understood by the claimant with specific reference to any provisions of the Plan on which the decision is based and a statement of the Executive Employee’s right to bring a civil action under Section 502(a) of ERISA.

7.05 Know Your ERISA Rights. As a Participant in the Plan you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). ERISA provides that all Plan Participants shall be entitled to:

(a)	Receive Information About Your Plan and Benefits:

Examine, without charge, at the Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan, including insurance contracts, and a copy of the latest annual report (Form 5500 Series), if any, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Pension and Welfare Benefit Administration.

Obtain, upon written request to the Administrator, copies of documents governing the operation of the Plan, including insurance contracts, and copies of the latest annual report (Form 5500 Series), if any, and updated Summary Plan Description. The Administrator may make a reasonable charge for the copies.

Receive a summary of the Plan’s annual financial report (if any).

(b)	Prudent Actions by Plan Fiduciaries:

In addition to creating rights for Plan Participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan Participants. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

(c)	Enforce Your Rights:

If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within thirty (30) days, you may file suit in a Federal court. In such a case, the court may require the Administrator to provide materials and pay you up to one hundred ten dollars ($110.00) a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

(d)	Assistance with Your Questions:

If you have any questions about your Plan, you should contact the Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Administrator, you should contact the nearest office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Pension and Welfare Benefits Administration.

7.06 Contact Information and Other Important Facts.

OFFICIAL NAME OF THE PLAN:	Cushman & Wakefield Global, Inc. Amended & Restated Executive Employee Severance Pay Plan

SPONSOR:	Cushman & Wakefield Global, Inc. 225 West Wacker Drive Chicago, IL 60606 (312) 470-1800

PLAN EMPLOYERS:	Cushman & Wakefield Global, Inc., and each of its majority owned subsidiaries. A complete list of the Employers sponsoring the Plan may be obtained by Participants upon written request to the Administrator, and is available for examination by Participants at the Administrator’s office.

EMPLOYER IDENTIFICATION NUMBER (EIN):	47-1818510

PLAN NUMBER:	[•]

TYPE OF PLAN:	Executive Employee Severance Welfare Benefit Plan

END OF PLAN YEAR:	December 31

TYPE OF ADMINISTRATION:	Employer Administered

PLAN ADMINISTRATOR:	Attn.: Global Chief People Officer Cushman & Wakefield Global, Inc. 225 West Wacker Drive, 29th Floor Chicago, IL 60606 (312) 424-8038

EFFECTIVE DATE:	February 24, 2022